Exhibit 99.1
For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
REPURCHASES $5 MILLION OF ITS PREFERRED STOCK ISSUED UNDER THE
TREASURY’S CAPITAL PURCHASE PROGRAM

SPRINGFIELD, MO – (June 13, 2012) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces that it has repurchased $5 million of the $17 million in preferred stock it sold to the U.S. Department of the Treasury on January 30, 2009, as part of their Capital Purchase Program (CPP).  The CPP and the Troubled Asset Relief Program (TARP) were established under the Emergency Economic Stabilization Act of 2008.  As a result of the repurchase, quarterly dividends on the preferred shares will be reduced by $62,500 per quarter beginning in the third quarter of 2012.

As part of the repurchase, the Company will record a reduction of retained earnings of approximately $128,000 in its second quarter of 2012 for the accelerated discount on the preferred shares which was being amortized over an original period of five years from the date of issuance.

“We are pleased to repurchase a significant portion of our outstanding preferred stock under the CPP without issuing any additional stock or debt, and while maintaining our well-capitalized status,” stated Shaun Burke, President and CEO of Guaranty Federal Bancshares, Inc. “Our solid capital position achieved through a return to profitability and effective balance sheet management provided the ability to complete this repurchase transaction solely with internally generated funds. If trends continue, we fully expect to meet our goal of paying off the balance of our TARP obligation before the scheduled dividend rate increases from 5% to 9% in January of 2014.”

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.